Exhibit 21.1
Subsidiaries of MarketWise, Inc.

Entity Name	Jurisdiction of Formation
MarketWise, LLC	Delaware
Alta Finance Group, LLC	Delaware
Alta Trading Group, LLC	Delaware
MarketWise Solutions, LLC	Maryland
Brownstone Research, LLC	Delaware
Chaikin Resources, LLC	Delaware
Chaikin Analytics, LLC	Delaware
Chaikin Investments, LLC	Delaware
Finpub, LLC	Delaware
1729 Research, LLC	Maryland
InvestorPlace Media, LLC	Delaware
MarketWise Publishing Group, LLC	Delaware
Stansberry & Associates Investment Research, LLC	Maryland
Tradesmith, LLC	Florida
VRSH, LLC d/b/a Altimetry	Delaware
Wide Moat, LLC	Delaware